SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities
  Exchange Act of 1934 (Amendment No.   )

  Filed by the Registrant (x)

  Filed by a Party other than the Registrant ( )


  -----------------------------------------------------------------

  Check the appropriate box:

  ( )  Preliminary Proxy Statement
  (x)  Definitive Proxy Statement
  ( )  Definitive Additional Materials
  ( )  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
       240.14a-12

  PEC Israel Economic Corporation
  ------------------------------------------------------
  (Name of Registrant as Specified in Its Charter)

  PEC Israel Economic Corporation
  ------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement)

  Payment of Filing Fee (Check the appropriate box):
  (x)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
       14a-6(i)(2).

  ( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  ( )  Fee computed on table below per Exchange Act Rules 14a-
       6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:


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       2)   Aggregate number of securities to which transaction
            applies:


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       3)   Per unit price or other underlying value of transaction
            computed pursuant to Exchange Act Rule 0-11:*


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       4)   Proposed maximum aggregate value of transaction:


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       *    Set forth the amount on which the filing fee is
            calculated and state how it was determined.

  ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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       1)   Amount Previously Paid:



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       3)   Filing Party:



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       4)   Date Filed:



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
                        PEC ISRAEL ECONOMIC CORPORATION
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 7, 1994
                            ------------------------

To the Shareholders of PEC ISRAEL ECONOMIC CORPORATION:

     The Annual Meeting of Shareholders of PEC Israel Economic Corporation will be held at 511 Fifth Avenue, 17th Floor, New York, New York on June 7, 1994 at 2:00 P.M., for the following purposes:

          1. To elect 11 directors for the ensuing year;

          2. To transact such other business as may properly come before the meeting.

     The close of business on April 25, 1994 has been fixed as the record date for the meeting. All holders of common stock at such date will be entitled to vote at the meeting.

                                            By Order of the Board of Directors,

                                                       JAMES I. EDELSON,

                                                 Executive Vice President and
                                                           Secretary

New York, New York
April 29, 1994

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

                        PEC ISRAEL ECONOMIC CORPORATION
                     511 FIFTH AVENUE, NEW YORK, N.Y. 10017
                                PROXY STATEMENT
                            ------------------------

     The accompanying form of proxy is solicited on behalf of the Board of Directors of PEC Israel Economic Corporation ("PEC" or the "Company") for use at the annual meeting to be held June 7, 1994. Proxies in the accompanying form which are properly executed and duly returned to PEC and not revoked will be voted as directed. Proxies may be revoked at any time before they are voted by delivery of a written notice of revocation or a subsequent proxy, or by announcing such revocation at the meeting. Under Maine law and the Company's Articles of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum.

     The only securities which are entitled to vote at the meeting are the shares of common stock of PEC, each share of which has one vote. Only shareholders of record at the close of business on April 25, 1994 are entitled to vote at the meeting. As of April 25, 1994, there were outstanding and entitled to vote 18,758,588 shares of PEC common stock. This proxy statement is being distributed to the shareholders commencing on or about April 29, 1994.

     As of April 25, 1994, IDB Development Corporation Ltd. ("IDB Development") owned 13,193,592 shares of PEC common stock, representing approximately 70.3% of the outstanding shares. Approximately 71% of the voting securities of IDB Development are owned by IDB Holding Corporation Ltd. ("IDB Holding"). For information concerning these shareholdings and persons who, by reason of their relationships to IDB Holding, may also be deemed to be beneficial owners of these shares, see "Information as to Share Ownership."

                             ELECTION OF DIRECTORS

     At the meeting, management will present a proposal to elect the 11 directors named below for the term of one year, and until their respective successors have been elected and qualified. All of the nominees are currently serving as Directors of PEC for terms expiring in June 1994. It is intended (unless such authority is withheld) that votes will be cast pursuant to proxies hereby solicited for the nominees named below. If for any presently unknown reason any of the nominees are unable to serve as a director, another person or persons who may be nominated will be voted for at the direction of the proxy holders.

     The following chart sets forth certain information with respect to each of the nominees, including beneficial ownership of PEC common stock as of March 31, 1994.

NOMINEES FOR ELECTION

                                                                                                NUMBER AND PERCENTAGE OF
                   NAME, PRINCIPAL OCCUPATIONS                                  YEAR FIRST     SHARES OF PEC COMMON STOCK
                      DURING LAST 5 YEARS;                                       BECAME A       BENEFICIALLY OWNED AS OF
                      OTHER DIRECTORSHIPS*                             AGE       DIRECTOR           MARCH 31, 1994**
- - -----------------------------------------------------------------  -----------  -----------  ------------------------------
RAPHAEL RECANATI, Chairman, PEC Israel Economic Corporation;               70         1962       13,193,592  --70.3%(1)
  President, Finmar Equities Co., Shipping and Finance; Chairman
  and Managing Director, IDB Holding and IDB Development;
  Chairman, Discount Investment Corporation Ltd.; Director,
  Overseas Shipholding Group, Inc.
JOSEPH CIECHANOVER, President, PEC Israel Economic Corporation;            60         1980            2,000
  Director, IDB Holding, IDB Development, Discount Investment
  Corporation Ltd., Elron Electronic Industries Ltd., Fibronics
  International Inc. and Scitex Corporation Ltd.
ROBERT H. ARNOW, President, Swig, Weiler and Arnow Mgt. Co.,               69         1988            1,900
  Inc., Real Estate
JAMES S. CROWN, General Partner, Henry Crown and Company (Not              40         1985            3,000
  Incorporated), Investments; Director, General Dynamics
  Corporation and First Chicago Corporation
ROGER CUKIERMAN, Chief Executive Officer, La Compagnie Financiere          57         1986              -0-
  Edmond de Rothschild Banque; Managing Director, Isrop
  Participations Ltd.; Deputy Chairman, Israel General Bank Ltd.
HERMANN MERKIN, Member, New York Stock Exchange, Inc. and                  86         1966            5,000
  American Stock Exchange, Inc.; Director, IDB Holding and
  Discount Investment Corporation Ltd.
HARVEY M. MEYERHOFF, Chairman, Magna Holdings, Inc., Investments           67         1985           21,916  (2)
ALAN S. ROSENBERG, Partner, Proskauer Rose                                 64         1992            3,000  (3)
  Goetz & Mendelsohn, Attorneys, counsel to PEC
HERBERT M. SINGER, Vice Chairman, PEC Israel Economic                      87         1948            2,000
  Corporation; Partner, Singer Netter Dowd & Berman, Attorneys
DOV TADMOR, Managing Director, Discount Investment Corporation             65         1980              -0-
  Ltd.; Chairman, Scitex Corporation Ltd.; Director, IDB Holding,
  IDB Development, Elron Electronic Industries Ltd., Elscint
  Limited, Elbit Ltd., Fibronics International Inc., Orbotech
  Ltd. and American Israeli Paper Mills Limited

                                                                                                NUMBER AND PERCENTAGE OF
                   NAME, PRINCIPAL OCCUPATIONS                                  YEAR FIRST     SHARES OF PEC COMMON STOCK
                      DURING LAST 5 YEARS;                                       BECAME A       BENEFICIALLY OWNED AS OF
                      OTHER DIRECTORSHIPS*                             AGE       DIRECTOR           MARCH 31, 1994**
- - -----------------------------------------------------------------  -----------  -----------  ------------------------------
RICHARD S. ZEISLER, Private Investor                                       77         1949            6,000

- - ---------------

(1) Represents shares of PEC common stock as to which Mr. Raphael Recanati may be deemed to share voting and dispositive power. See "Information as to Share Ownership."

(2) Includes 11,516 shares of PEC common stock owned by a charitable income trust of which Mr. Meyerhoff is the sole trustee. This charitable income trust also owns 4,057 Ordinary "A" Shares of NIS 1.00 each of IDB Development.

(3) Includes 1,000 shares of PEC common stock owned by Mr. Rosenberg's wife. Mr. Rosenberg disclaims beneficial ownership of these shares.

* IDB Development and IDB Holding are parent companies of PEC. Discount Investment Corporation Ltd., Scitex Corporation Ltd., Elron Electronic Industries Ltd., Elbit Ltd., Fibronics International Inc., Orbotech Ltd. and Elscint Limited are or may be deemed to be affiliates of PEC.

** Except as indicated for Mr. Raphael Recanati, none of the Directors beneficially owns as much as 1% of the common stock of PEC. Except as indicated for Messrs. Recanati and Rosenberg, the amounts shown represent shares of PEC common stock as to which the person has sole voting and dispositive power. Four nominees for election to the Board of Directors are presently members of the Board of Directors of IDB Holding. Except for Mr. Raphael Recanati, none of these four nominees are considered by PEC to share voting and dispositive power with respect to the shares of PEC beneficially owned by IDB Holding.

     As of March 31, 1994, there were 37,666,364 Ordinary Shares of NIS 5.00 each of IDB Holding issued and outstanding. One NIS (New Israel Shekel) was equivalent to approximately $.33 on March 31, 1994. As of March 31, 1994, Mr. Ciechanover beneficially owned 500 Ordinary Shares of IDB Holding, Mr. Merkin beneficially owned 20,865 Ordinary Shares of IDB Holding, and Mr. Recanati may be deemed to have shared the power to vote or direct the disposition of (and therefore to have beneficially owned) 19,046,095 Ordinary Shares of IDB Holding (50.6% of the outstanding Ordinary Shares).

     In February 1994, following a lengthy trial in Israel, the four largest banks in that country, including Israel Discount Bank Limited, and its former parent IDB Holding, and members of their senior management were found guilty, in connection with acts that occurred prior to October 1983, of engaging in fraudulent securities transactions and making false statements within the meaning of certain provisions of that country's banking, securities and other laws. The violations involve activities, which terminated in October 1983, relating to shares of these Israeli institutions. Mr. Raphael Recanati was chief executive officer of Israel Discount Bank Limited and is among the defendants found guilty. Mr. Recanati and IDB Holding have categorically denied any wrongdoing and are appealing. None of the activities in question relate to or involve PEC or its business in any way.

     Messrs. Merkin, Recanati and Singer are members of the Nominating Committee which recommends persons to the Board of Directors for nomination as members of the Board of Directors and election as officers of PEC. The Nominating Committee had one meeting during 1993. The Nominating Committee will consider nominees recommended by shareholders. Recommendations should be submitted in writing to the Secretary of PEC prior to December 31 in each year. PEC has a Compensation Committee of the Board whose principal functions are to determine the salaries, bonuses and other compensation, if any, to be paid to the officers of PEC. The present members of the Compensation Committee, which held one meeting in 1993, are Messrs. Recanati and Crown. PEC also has an Audit Committee of the Board. The principal functions of the Audit Committee are to recommend the independent auditors for the Company, review the planned scope and results of audits and other services performed by the auditors, review the auditors' recommendations with regard to internal controls of the Company and review and make recommendations to the Board of Directors with respect to financial and accounting matters generally. The present members of the Audit Committee are Messrs. Crown, Merkin and Rosenberg (who became a member in March 1994). The Audit Committee held one meeting in 1993. PEC also has a Pension Committee of the Board. The principal functions of the Pension Committee are to administer the Employees' Retirement Plan of PEC and the investment of its assets. The present members of the Pension Committee are Messrs. Ciechanover, Rosenberg and Singer. During 1993, the Pension Committee did not meet. Two meetings of the Board of Directors and eight meetings of the Executive Committee of the Board of Directors were held in 1993. The present members of the Executive Committee are Messrs. Recanati, Singer and Ciechanover. All members of the Board of Directors, except Messrs. Cukierman, Meyerhoff, Tadmor and George Shapiro, attended during 1993 at least 75% of the meetings of the Board of Directors and the Committees on which they serve.

     Directors of the Company serve in that capacity without compensation.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to, or earned by, the executive officers of the Company during each of the Company's last three fiscal years:

SUMMARY COMPENSATION TABLE

                                                                              ANNUAL COMPENSATION
                                                                             ----------------------
                                                                              SALARY                    ALL OTHER
     NAME AND PRINCIPAL POSITION                                    YEAR        ($)      BONUS ($)   COMPENSATION ($)
- - ----------------------------------------------------------------  ---------  ---------  -----------  ----------------
Joseph Ciechanover..............................................       1993    475,000      75,000         424,401(1)
  President                                                            1992    430,000      25,000         472,308(1)
                                                                       1991    340,000           0          --

James I. Edelson(2).............................................       1993    170,000      10,000           1,457(3)
  Executive Vice President, Secretary and General Counsel              1992    142,083      10,000           1,437(3)

William Gold(4).................................................       1993    150,000      10,000           1,407(3)
  Treasurer                                                            1992    145,000      10,000           1,387(3)
                                                                       1991    137,500      15,000          --

- - ------------------

(1) In December 1991, the Company deposited $1 million in trust to be paid, together with any earnings on such trust amount, to Mr. Ciechanover if his employment is terminated by reason of his death or disability, his discharge by the Company for any reason other than cause, or after his 60th birthday, his voluntary resignation or retirement. Of the $1 million deposited in trust, the Company expensed $416,402 in 1993 and $463,945 in 1992. The Company paid insurance premiums of $7,999 in 1993 and $8,363 in 1992 for term life insurance for Mr. Ciechanover.

(2) Mr. Edelson became employed by the Company in February 1992.

(3) Represents the amount of insurance premiums paid by the Company for term life insurance for the named executive.

(4) Mr. Gold became the Treasurer of the Company in February 1992. Mr. Gold was the Secretary and Assistant Treasurer of the Company from August 1970 to February 1992.

     Messrs. Ciechanover, Edelson and Gold are participants in the Employees' Retirement Plan of PEC. Under the Employees' Retirement Plan, an employee is entitled to annual benefits equal to approximately 1 1/2% of (a) his average salary for the five highest consecutive years preceding retirement or (b) $235,840 for 1993, whichever is lower, multiplied by the number of years of credited service and without reduction for Social Security benefits received. Mr. Ciechanover has 13 years of credited service, including 5 years of service with an affiliated employer (for which he receives benefits under that affiliate's plan which offset and reduce the payments due under the PEC Plan). Messrs. Edelson and Gold currently have 2 years and 26 years, respectively, of credited service.

     The following table sets forth the estimated annual pension payable under the Employees' Retirement Plan upon retirement at age 65, to employees at various salary levels and in representative years-of-service classifications:

                         ESTIMATED ANNUAL PENSION
  AVERAGE      BASED ON YEARS OF CREDITED SERVICE AT AGE 65
PAST ANNUAL  ------------------------------------------------
  SALARY     10 YEARS    20 YEARS     30 YEARS     40 YEARS
- - -----------  ---------  -----------  -----------  -----------
$   125,000  $  18,750  $    37,500  $    56,250  $    75,000
    150,000     22,500       45,000       67,500       90,000
    175,000     26,250       52,500       78,750      105,000
    200,000     30,000       60,000       90,000      120,000
    225,000     33,750       67,500      101,250      135,000
    250,000     37,500       75,000      112,500      150,000
    300,000     45,000       90,000      135,000      180,000
    350,000     52,500      105,000      157,500      210,000
    400,000     60,000      120,000      180,000      240,000
    450,000     67,500      135,000      202,500      270,000
    500,000     75,000      150,000      225,000      300,000
    550,000     82,500      165,000      247,500      330,000
    600,000     90,000      180,000      270,000      360,000

The annual pension payable to any employee under the Employees' Retirement Plan may not exceed the limitations imposed for qualified plans under Federal law (currently $118,800).

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General

     The Compensation Committee of the Board of Directors (the "Committee") is composed of the two directors listed below this report who are not current or former employees of the Company. The Committee is responsible for establishing the levels of compensation for the executive officers of the Company. The Committee annually evaluates PEC's compensation paid to its executive officers.

  Compensation Philosophy

     The executive compensation philosophy of the Company is to provide competitive levels of compensation that reward corporate and individual performance and assist the Company in attracting, retaining and motivating highly qualified executives. There is no specific formula pursuant to which any executive officer's compensation is established or adjusted. In setting executive officer compensation, the Committee considered the recommendations of Mr. Ciechanover, who made compensation recommendations as to all executive officers except himself, the Committee's own subjective evaluations of the performance of those officers, the Company's performance, including enhancement of shareholder value, and the officer's length of service to the Company. In evaluating performance, the Committee emphasizes performance over a period of several years rather than a single year because PEC's business philosophy is to acquire interests in companies that have attractive long-term growth potential rather than in companies that may provide a cash return in the near future. The Committee does not give particular weight to or quantify any one or more performance factors, but in establishing salaries and bonuses for 1993 the Committee considered the Company's increased net income over the past several years, the superior performance of an investment in the Company's common stock compared to an investment in the Peer Group Index over the past five years as shown in the performance graph following this report, the Company's underwritten public offering of its common stock in 1992 which raised approximately $38 million of additional equity capital, the successful initial public offerings during the past two years by four companies in which PEC had equity interests and the many duties performed by the Company's executive officers because of the Company's small staff.

  Components of Compensation

     Compensation paid to the named executive officers, as reflected in the foregoing Summary Compensation Table, consists primarily of base salary and bonus. The amount of the employee's salary and bonus is a function of the employee's officer position as well as individual performance and length of service to the Company. In evaluating the Company's executive compensation levels, the Committee reviews information drawn from a variety of sources, including the compensation policies of other companies (which are not included on the Peer Group Index referred to in the performance graph following this report) with respect to which members of the Committee are familiar (particularly companies controlled by IDB Holding), published survey data, information gleaned from the media, and the Company's own experience in recruiting and retaining executives.

  Benefit Plans

     At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria. Such plans include savings and investment (Sec.401(k)), retirement and life and health insurance plans.

  Compensation of the President

     Mr. Ciechanover's 1993 compensation is based on the same factors as are described above for all executive officers pursuant to the Company's executive compensation philosophy. Mr. Ciechanover's increased salary and bonus in 1993 reflects the Company's financial performance over the past several years, the growth in the market value of the Company's common stock over the past five years, Mr. Ciechanover's direct contribution to the Company's public offering of its common stock in 1992, his personal involvement in most of the companies in which PEC has equity holdings and the Committee's subjective evaluation of Mr. Ciechanover's contribution to the business and management of the Company.

  Omnibus Budget Reconciliation Act Implications for Executive Compensation

     It is the responsibility of the Committee to address the issues raised by the recent change in the tax laws which made certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company beginning in 1994. At this time, it is not anticipated that any Company executive officer will receive any such compensation in excess of the limit in 1994. Therefore, during 1993, the Committee did not take any action with respect to the new limit. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

     The report of the Committee shall not be deemed to be "soliciting material" or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "1933 Act"), or under the Securities Exchange Act of 1934, as amended (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                          Compensation Committee:

                                          Raphael Recanati, Chairman

                                          James S. Crown

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Raphael Recanati, Chairman of the Compensation Committee, is Chairman of the Company. Mr. Recanati is not an employee of the Company and does not receive any compensation from the Company. Mr. Recanati is Chairman and Managing Director of IDB Holding and IDB Development, and Mr. Ciechanover serves as a director of both of these companies.

     IDB Development and a subsidiary of PEC are parties to an agreement under which IDB Development provides management and advisory services, including accounting services and obtaining and compiling financial information and reports, for an annual fee of $130,000. PEC has an agreement with a subsidiary of IDB Development under which each party provides managerial services to the other party and offers the other party equal participation in business opportunities for a fee of 2 1/2% of the equity invested by the paying party in business opportunities initiated or initially presented by the other party. In 1993, PEC paid the subsidiary of IDB Development $178,000 under this agreement. In March 1994, PEC, IDB Development and PEC Holdings Limited ("PECH"), a wholly-owned subsidiary of IDB Development that had held shares of PEC common stock, effected a tax-free transaction in which PECH transferred 13,193,592 shares of PEC common stock to PEC in exchange for an identical number of shares of PEC common stock issued by PEC. Following the exchange, PECH dissolved and distributed to IDB Development the newly issued shares of PEC common stock, as a result of which IDB Development's ownership of PEC common stock is now held directly, rather than through PECH. All of PEC's expenses in connection with the transaction (approximately $200,000) are being paid by IDB Development. The transaction had no economic effect on PEC or on its outstanding stock. As a result of the transaction, PEC holds 13,193,592 shares of its common stock as treasury shares. PEC has made investments in and loans to affiliates of IDB Holding.

PERFORMANCE GRAPH

     The following graph compares for the five fiscal years beginning January 1, 1989 the yearly change in the year end stock price of PEC with the cumulative total return (change in year end stock price plus reinvested dividends) of the Standard & Poor's 500 Stock Index and an index composed of American Israeli Paper Mills Limited (an Israeli industrial company), Ampal American Israel Corporation (an American holding company that acquires interests in companies located in Israel or related to Israel), Elron Electronic Industries Ltd. (an Israeli holding company which is an affiliate of PEC that acquires interests in high technology companies located in Israel or related to Israel), Etz Lavud Ltd. (an Israeli industrial company) and Israel Land Development Ltd. (an Israeli real estate development company) (the "Peer Group Index"), all of which are publicly traded in the United States.

                          FIVE YEAR CUMULATIVE RETURN*
                 PEC, S&P 500 STOCK INDEX AND PEER GROUP INDEX
                         ($100 INVESTED ON 12/31/1988)

                             [PERFORMANCE GRAPH]


                      12/31/88  12/31/89  12/31/90  12/31/91  12/31/92  12/31/93
                      --------  --------  --------  --------  --------  --------
PEC                     $100      $132      $148      $332      $611      $685
S&P 500 Stock Index     $100      $132      $127      $166      $179      $197
Peer Group Index        $100      $158      $200      $320      $449      $529


- - ---------------

* Assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1988 and that all dividends were reinvested, except that public trading in the United States of the stock of Israel Land Development Ltd., a component of the Peer Group Index, began on December 4, 1990. The Peer Group Index has been weighted based on market capitalization. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Company's performance graph does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

                       INFORMATION AS TO SHARE OWNERSHIP

     The following table shows, as of March 31, 1994, the number of shares of PEC common stock owned by the executive officers named in the Summary Compensation Table (other than Joseph Ciechanover whose holdings of PEC common stock are listed under "Election of Directors") and by all directors and executive officers as a group.

                                                       NUMBER AND PERCENTAGE
                                                   OF SHARES OF PEC COMMON STOCK
                                                          BENEFICIALLY
             NAME OF BENEFICIAL OWNER                OWNED AS OF MARCH 31, 1994
- - ---------------------------------------------------  --------------------------
James I. Edelson...................................           1,000(1)
William Gold.......................................           1,000(1)
Directors and Executive Officers as a Group              13,242,408  --70.6% (2)

- - ---------------

(1) None of the executive officers beneficially owns as much as 1% of the outstanding common stock of PEC. The amount shown for Mr. Gold includes 500 shares of PEC common stock owned by Mr. Gold's wife. Mr. Gold disclaims beneficial ownership of these shares. Except as indicated for Mr. Gold, the amounts shown represent shares of PEC common stock as to which the person has sole voting and dispositive power.

(2) Persons who are directors or executive officers have sole power to vote and direct the disposition of 47,316 shares (less than 1% of the outstanding shares of the Company) and share with other persons the power to vote and direct the disposition of 13,195,092 shares (70.3% of the outstanding shares).

     Direct holders of more than 5% of the shares of PEC common stock as of April 25, 1994 were as follows:

IDB Development Corporation Ltd...............        13,193,592 shares (70.3%)
"The Tower"
3 Daniel Frisch Street
Tel Aviv, Israel

     IDB Holding, which owns approximately 71% of the voting securities of IDB Development and has the same address as IDB Development, may, by reason of such holdings, be deemed the beneficial owner of the PEC common stock held by IDB Development. Accordingly, IDB Holding may be deemed a beneficial owner of an aggregate of 13,193,592 shares, or 70.3% of the outstanding PEC common stock. By reason of their positions with and control of voting shares of IDB Holding, Messrs. Raphael Recanati, of New York, New York, and Jacob Recanati, of Haifa, Israel, who are brothers, and Leon Recanati, of Tel Aviv, Israel, and Judith Recanati Yovel, of Herzliya, Israel, who are brother and sister, may each be deemed to share the power to direct the voting and disposition of the outstanding shares of PEC common stock owned by IDB Development and may each, under existing regulations of the Securities and Exchange Commission, therefore be deemed a beneficial owner of these shares. Leon Recanati and Judith Recanati Yovel are the nephew and niece of Raphael and Jacob Recanati. Companies the Recanatis control hold approximately 50.6% of the outstanding Ordinary Shares of IDB Holding.

     No other persons are known by the Company to own beneficially more than 5% of the outstanding shares of PEC common stock.

OTHER MATTERS

     Representatives of Arthur Andersen & Co. and Haft & Gluckman, who were the Company's auditors for 1993 and who have been selected as the Company's auditors for 1994, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The Board of Directors of PEC does not know of any other matters to be brought before the meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment. The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies for the Annual Meeting of Shareholders are being borne by PEC.

1995 SHAREHOLDERS MEETING

     The Board of Directors of PEC will consider proposals intended for inclusion in the proxy materials relating to the next annual meeting of shareholders. These proposals must be submitted to and received at PEC's office no later than December 30, 1994 and must otherwise comply with applicable laws and regulations.

                                           By Order of the Board of Directors,

                                                       JAMES I. EDELSON,

                                                 Executive Vice President and
                                                           Secretary

New York, New York
April 29, 1994

             PROXY                                                    PROXY


             PEC Israel Economic Corporation

             This Proxy is Solicited on Behalf of the Board of Directors

                  The undersigned hereby appoints Raphael Recanati,
             Joseph Ciechanover, Herbert M. Singer and James I. Edelson, and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of PEC Israel Economic Corporation held of record by the undersigned on April 25, 1994 at the annual meeting of shareholders to be held on June 7, 1994 or any adjournment thereof.

             (continued and to be signed and dated on the reverse side)

             1. ELECTION OF DIRECTORS
             FOR ALL NOMINEES LISTED(except as marked to the contrary)
                  / /
             WITHHOLD AUTHORITY to vote for all nominees listed
                  / /
             R. Recanati, J. Ciechanover, R. Arnow, J. Crown, R. Cukierman,
             H. Merkin, H. Meyerhoff, A. Rosenberg, H. Singer,
             D. Tadmor, R. Zeisler


             (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

             ---------------------------------------------------------

             2. In their discretion, the Proxies are authorized to
                 vote upon such other business as may properly come before the meeting.

             This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of the nominees named in Proposal 1. If more than one of said proxies or their substitutes shall be present and vote at said meeting, or any adjournment thereof, a majority of them so present and voting (or if only one be present and vote, then that one) shall have and may exercise all the powers hereby granted.

             Please sign below exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


             DATED                           , 1994
                  ---------------------------

             --------------------------------------
             Signature


             --------------------------------------
             Signature if held jointly


             Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope which requires no postage when mailed in the U.S.A.

             "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
             PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"